Exhibit 16.1

September 22, 2026

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by Concord Medical Services Holdings Limited in its Form 6-K dated September 22, 2026. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Concord Medical Services Holdings Limited contained therein.

Very truly yours,

/s/ Shandong Haoxin Certified Public Accountants Co., Ltd.

Shandong Haoxin Certified Public Accountants Co., Ltd.